Exhibit 5.4

[Stoel Rives LLP Letterhead]

May 13, 2011

VIA EMAIL AND UPS

Asbury Automotive Group, Inc.

2905 Premiere Parkway, NW, Suite 300

Duluth, Georgia 30097

Re:	Registration Statement on Form S-4 Filed by Asbury Automotive Group, Inc. and the Guarantors (as defined below) Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as Oregon local counsel to Thomason Auto Credit Northwest, Inc., an Oregon corporation (the “Company”), the Oregon subsidiary of Asbury Automotive Group, Inc. (“Parent”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $200,000,000 aggregate principal amount of 8.375% Senior Subordinated Notes due 2020 of Parent (the “Exchange Notes”) for an equal principal amount of 8.375% Senior Subordinated Notes due 2020 of Parent outstanding on the date hereof (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 16, 2010 (as amended, supplemented or otherwise modified, the “Indenture”), by and among Parent, the Company and the other guarantors signatory thereto (the “Other Guarantors” and, together with the Company, the “Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”). The Original Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Guarantors.

Capitalized terms used and not otherwise defined in this opinion letter have the meanings assigned to those terms in the Legal Opinion Accord of the ABA Section of Business Law (1991) (the “Accord”). Without limiting the use herein of other terms defined terms in the Accord, the phrase “to our knowledge,” “known to us,” or similar language refers to the conscious awareness of facts or other information by William L. Clydesdale and Adam H. Dittman, who are the corporate lawyers at this firm who have given substantive legal attention to the Company in connection with the transactions contemplated by the Registration Statement.

This opinion letter is governed by, and shall be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions,

Asbury Automotive Group, Inc.

May 13, 2011

limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

In connection with this opinion letter, we have examined the following documents:

a.	the Articles of Incorporation of the Company dated June 28, 1993, as amended and in effect as of the date hereof;

b.	the Bylaws of the Company, as amended and in effect as of the date hereof;

c.	the Action Taken by Written Consent In Lieu of Meeting dated November 1, 2010, executed by the board of directors of the Company, approving the filing of the Registration Statement, the consummation of the Exchange Offer and the execution and delivery of the Subsidiary Guarantee; and

d.	a Certificate of Existence issued by the Oregon Secretary of State dated May 10, 2011, in respect of the Company.

In addition to the foregoing, we have examined the originals, or copies identified to our satisfaction, of the corporate records of the Company, certificates of public officials, certificates of the Secretary or other authorized officers of the Company, and the other agreements, instruments, and documents we deemed necessary as the basis for the opinions expressed below.

Based on the foregoing examinations and the assumptions set forth in the Accord, and subject to the qualifications, limitations and exclusions stated below and in the Accord, we are of the opinion that:

1.    The Company is a corporation validly existing under the laws of the state of Oregon.

2.    The Company has all requisite corporate power and corporate authority to perform its obligations under the Indenture.

3.    The execution and delivery by the Company, and the performance by the Company of its obligations under, the Subsidiary Guarantee have been duly authorized by all necessary corporate action of the Company.

4.    The execution and delivery by the Company of the Subsidiary Guarantee, and the performance by the Company of its obligations thereunder, (i) do not result in any violation of the provisions of the Company’s articles of incorporation or bylaws; and (ii) to our knowledge, do not result in any violation of Oregon statute, law or regulation known to us to be applicable to the Company.

Asbury Automotive Group, Inc.

May 13, 2011

We are qualified to practice law in the state of Oregon, and we do not express any opinions in this letter concerning any law other than the law of the state of Oregon.

Our opinions herein are being furnished to you in connection with the opinions required pursuant to the Registration Statement and are solely for your benefit. Accordingly, neither this letter nor the legal opinions expressed herein are to be relied upon by any other person or entity, or for any other purpose, or used, circulated, quoted in whole or in part or otherwise referred to in any document or, except as required by judicial or administrative process or by other requirements of law, filed with any governmental or other administrative agency or other person, or by any other person or entity or for any other purpose whatsoever, except to the extent authorized in the Accord, without in each instance our express, prior written consent. Notwithstanding the foregoing, we hereby consent to the reliance by Jones Day upon the opinions expressed herein for purposes of any opinions being delivered and filed as Exhibit 5.1 to the Registration Statement. We also hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and the filing of this consent shall not be deemed an admission that this firm is an expert within the meaning of Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No other person is entitled to rely on our opinions, and neither you nor Jones Day is entitled to rely on our opinions in any other context.

This opinion letter and the opinions contained herein are as of the date set forth above, and we do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our legal opinions expressed herein.

Very truly yours,

STOEL RIVES LLP